[LOGO]
TRANS-ELECT TM
North America's Electric Transmission Company TM







                                                     April 5, 2005





VIA EDGAR

Securities and Exchange Commission
901 E Street
Washington, DC 20004

               RE: Trans-Elect, Inc.; Form RW (Request for Withdrawal) Form U-1 Application,
                     File No. 70-10164, filed on September 5, 2003

Ladies and Gentlemen:

     Trans-Elect, Inc. hereby withdraws the U-1 application that it, along with Trans-Elect Michigan, LLC and Michigan Transco Holdings, Limited Partnership, filed in Securities and Exchange Commission File No. 70-10164 on September 5, 2003.

                                            Very truly yours,

                                            /s/  Sharon B. Heaton

                                            Sharon B. Heaton
                                            Senior Vice President, General
                                            Counsel and Corporate Secretary
                                            Trans-Elect, Inc.